PEOPLES BANCORP INC. (Nasdaq: PEBO)
TELECONFERENCE CALL TO DISCUSS FIRST QUARTER 2012 EARNINGS
Tuesday, April 24, 2012 11:00 am local time

Facilitator: Good morning, and welcome to Peoples Bancorp's conference call. My name is Denise, and I will be your conference facilitator today. Today's call will cover Peoples Bancorp's discussion of results of operations for the quarter ended March 31, 2012.

Please be advised all lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer period. [Facilitator Instructions.]

This call is also being recorded. If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call may contain projections or other forward-looking statements regarding future events or Peoples Bancorp's future financial performance. These statements are based on management's current expectations. The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties, including, but not limited to, the interest rate environment; the effect of federal and/or state banking, insurance, and tax regulations; the effect of technological changes; the effect of economic conditions; the impact of competitive products and pricing; and other risks detailed in Peoples Bancorp's Securities and Exchange Commission filings. Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples' business and operations, it is possible that actual results may differ materially from these projections. Peoples Bancorp disclaims any responsibility to update these forward-looking statements.

Peoples Bancorp's 1st quarter 2012 earnings release was issued this morning and is available at peoplesbancorp.com.

This call will include about 15 minutes of prepared commentary, followed by a question and answer period, which I will facilitate. An archived webcast of this call will be available on peoplesbancorp.com.

Peoples Bancorp's participants in today's call will be Chuck Sulerzyski, President and Chief Executive Officer, and Ed Sloane, Chief Financial Officer and Treasurer, and each will be available for questions following opening statements.

Mr. Sulerzyski, you may begin your conference sir.

Chuck Sulerzyski: Thank you. Good morning and welcome to our call.

Early today, Peoples Bancorp reported first quarter 2012 net earnings of $6.7 million or 63 cents per common share. Both of these amounts represent all-time record highs for the company, as well as significant improvements over prior periods. This achievement was the result of stronger performance in several key areas, coupled with a sizable release of loan loss reserves.

Key successes for the quarter included revenue growing faster than expenses, 18% annualized growth in retail deposits and higher period-end loan balances compared to year-end 2011. We also experienced further improvement in credit quality which allowed for the additional reserve release.

The return to positive operating leverage largely reflects the strength of our fee-based revenue and disciplined expense management. Total revenue was 3% higher than the prior year, despite lower average loan balances and slightly less insurance contingency income. On the other hand, operating expenses were generally contained, with the increase isolated to additional sales and incentive compensation.

In terms of asset quality trends, we are encouraged by the continued reduction in our criticized assets. During the quarter, nonperforming loans decreased 32%, as we exited two long-standing problem loans. One of these loans was the large commercial real estate loan secured by property in northeastern Kentucky discussed on-and-off over the last two years. Also during the first quarter, we sold the health spa property in central Ohio which had been carried as OREO since late 2009.

As a result of our first quarter efforts, total nonperforming assets decreased to 2.25% of loans plus OREO from 3.41% at year-end 2011. Further, our allowance coverage improved by 25 basis points to 104% of nonperforming loans at March 31.

We are encouraged by the resolution of some of our more difficult problem assets during the quarter. The workouts were completed faster than we had anticipated and without the need for any additional significant losses. As a result, our net charge-offs remained fairly low for the fourth consecutive quarter. Over the last twelve months, our net loss rate has averaged 40 basis points of loans - in line with our long-term historic rates.

For the rest of 2012, we believe asset quality trends will remain favorable. To the extent they do, we will evaluate the appropriateness of releasing additional reserves. In the meantime, we will remain diligent in restoring all credit metrics to their long-term historic levels.

Our strategic focus for 2012 continues to emphasize five key areas: asset quality, expense management, revenue growth, liquidity and capital - or what we like to call our “levers of success”.

I will now turn the call over to Ed to further discuss our first quarter results.

Ed Sloane: Thanks Chuck.

Overall, our first quarter results reflect the various strategic initiatives that we began implementing in the second half of 2011. These included adding talent in under-served areas and a renewed focus on expense control. We are pleased with the progress made in the first quarter towards achieving our 2012 goals.

As Chuck mentioned, we had positive operating leverage in the first quarter. This success occurred despite the lack of growth in net interest income. The combination of lower average loan balances and a difficult interest rate environment continued to pressure our net interest margin. As a result, we experienced slight margin compression from the prior year first quarter.

On a linked quarter basis, net interest margin was impacted by additional investment accretion income recognized in the fourth quarter of 2011. Absent this income, we saw modest margin compression due to asset yields falling more than our funding costs.

At March 31, period end loan balances were $6 million higher than year-end. We have maintained a steady new loan production pipeline in recent months. As a result, we are optimistic average loan balances will be higher in the second quarter.

On the other side of the balance sheet, our deposit costs benefited from solid growth in non-interest-bearing balances in the first quarter. Nearly half of this point-to-point increase since year-end was the result of growth in commercial balances. The remaining increase reflects the seasonal growth in consumer balances typically experienced during the first quarter.

Our deposit costs also are benefitting from the downward repricing of the $80 million of high-cost CDs discussed in prior quarters. The last large block of these CDs matured in the first quarter. Thus, we will see the full benefit starting in the second quarter.

We believe deposit growth will occur at a slower pace during the rest of 2012. Some deposit run-off is possible in the near-term given the recent branch closures. Our pricing strategy also continues to emphasize low-cost core deposits over higher-cost CDs.

In the first quarter, the Fed renewed its commitment to maintaining historically low interest rates for an extended period. In response, we took action to reduce our overall funding cost and stabilize net interest margin by prepaying $35 million of long-term borrowings during the quarter. These funds had an average cost of 3.09% and were replaced with short-term funding at a significantly lower cost.

We incurred $3.1 million in early repayment fees which we offset with $3.2 million in gains from the sale of $61 million in securities. The proceeds from the securities sale were reinvested into other securities with similar yield, duration and credit risk. As a result, there was minimal-to-no impact to the asset side of our balance sheet while reducing funding costs by roughly 10 basis points.

Looking to the rest of 2012, we expect some lift in net interest margin from the first quarter debt restructuring. This transaction lowered our funding costs equal to approximately 6 basis points of margin. However, our ability to realize the full amount of this benefit in future quarters will depend in part on loan growth.

Overall, we expect second quarter margin to remain in the low 340's given the expected pressure on asset yields. Some slight compression remains possible in the second half of the year given the low interest rate environment.

Now taking a look at other operating results, first quarter non-interest income benefited from the recognition of annual insurance contingency revenue. While lower than the prior year, this income drove the linked quarter growth in non-interest income as we experienced a seasonal decline in deposit service charges. Mortgage banking income also was lower than the linked quarter but remained significantly higher than a year ago reflecting strong origination volumes during the past two quarters.

Our strategic goals for 2012 included double-digit growth in our wealth management and insurance revenues. We made good progress in this area during the first quarter, with year-over-year increases of 13% and 8%, respectively. In addition, debit card revenue continued to be strong with a 12% linked quarter increase and 22% growth over the prior year.

Operating expenses were down from the linked quarter as we realized the benefits of our expense reduction efforts. We are pleased with our improved efficiency ratio of 65.5% for the first quarter of 2012. As we mentioned last quarter, our plan is to reinvest some of the $2.5 million in cost savings as we move throughout 2012. However, we continue to target an efficiency ratio between 66% to 68% for 2012. Thus, we will delay some expenditures should expected future revenue growth fail to materialize.

I now will turn the call back over to Chuck for his final comments.

Chuck Sulerzyski: Thanks Ed.

We are very pleased to start 2012 off with such strong earnings. Revenue is growing faster than expenses. Loan balances have stabilized. And we made further progress towards restoring asset quality.

A key element of our expense management plans for 2012 included cost savings from a reduction in staffing levels and branch rationalization. As of the end of the first quarter, I am pleased to report we have completed these initiatives and will achieve the expected cost savings during 2012.

Our employee count finished the quarter at 499, 8% lower than the high mark of 543 in early 2011. No further reductions are planned at this point. As we move throughout 2012, we will see a slight increase in head count as we fill some key open positions. In the end, we expect to finish the year at or below the year-end 2011 level of 513 barring any acquisition activity.

Our capital position grew even stronger in the first quarter due to the record earnings. This additional capital strength provides us with greater capacity to grow our company. As we start the second quarter, we have turned our full attention to profitable growth of the company.

Along these lines, we are furthering our efforts to increase consumer lending activity. In addition, construction of our new banking office to be located in Vienna, West Virginia, is scheduled to start in mid-May.

We also are seeing an increased number of acquisition opportunities within our footprint. Our management team is devoting more attention to these expansion opportunities. All transactions must be accretive within 2 years and recover any tangible book value dilution in less than 4 years. We are being prudent with our due diligence and hope to bring some deals to fruition sooner rather than later.

We are committed to sustaining the current earnings momentum in the coming quarters. I am confident we will succeed through disciplined execution of our strategies and partnerships with our clients and communities.

This concludes our commentary, and we will open the call for questions. Once again, this is Chuck Sulerzyski and joining me for the Q and A session Ed Sloane, Chief Financial Officer. I will now turn the call back to the hands of our call facilitator Denise. Thank you.

Question and Answer Session

Facilitator: Thank you. [Facilitator Instructions] And our first question this morning will come from Scott Siefers of Sandler O'Neill. Please, go ahead sir.

Scott Siefers: Morning guys. Nice quarter.

Chuck Sulerzyski: Thank you.

Ed Sloane: Thanks Scott.

Scott Siefers: Just had a couple of quick questions. I think you actually answered most of them in your prepared remarks. But either Ed or Chuck, I guess I'm just curious. I know the current profile has improved pretty considerably over the last several quarters and in particular this quarter. What are the dynamics that you're going to be looking at most closely assuming this continuation or this dynamic continues? What are the things you're going to be looking at most closely as you evaluate the level of the reserve and whether or not to continue to draw it down?

Ed Sloane: Scott, it's Ed. Good morning.

Scott Siefers: Morning.

Ed Sloane: The - to your question - it's really going to be based on the continued improvement in non-performing assets and where we see net charge-offs trending as we go through the course of the year. If you look back the last four quarters - and we mentioned this, we've averaged 40 basis points in net charge-offs or under 40 basis points, and those are the types of metrics that we'll continue to look at as we move forward. Our ability to move some of the non-performing assets out like we saw in the first quarter, 34% reduction in nonperforming assets. Will that trend continue along the same path, and as I mentioned, in the net charge-off piece? So those are the key dynamics that we would look at.

Scott Siefers: Okay. Perfect. Thank you. And then separately, Chuck maybe you could speak to this. You noted the potential for some M&A opportunities. I just wonder if you could just expand upon that thought a little bit. Are you talking traditional bank deals or branch acquisitions or even fee business type deals? What kind of things are you seeing as most likely and most attractive at this point?

Chuck Sulerzyski: All of the above. We're looking at banks. We're looking at insurance agencies. We're looking at some small investment opportunities. So all of the above.

Scott Siefers: Okay. Fair enough. Great. Thanks again guys.

Chuck Sulerzyski: Thanks Scott.

Ed Sloane: Thank you.

Facilitator: And our next question will come from Daniel Cardenas of Raymond James. Please go ahead.

Dan Cardenas: Good morning, guys.

Chuck Sulerzyski: Hi Dan.

Ed Sloane: Good morning Dan.

Dan Cardenas: Quick question. On the loan side, could you maybe talk a little bit about how the pipeline is looking and how the second quarter is shaping up versus expectations?

Chuck Sulerzyski: Yeah. The pipeline is strong and we feel really good. Even our first quarter numbers while quarter-over-quarter on an average basis was down a hair, if you look at it from the end of, last day of December to the last day of March, we're actually up $6 million and that's with a $10 million reduction in NPAs and OREO. And so I actually think that our loan originations are reasonably strong and will continue to be reasonably strong and we're thrilled with getting out of some of those credits that we're able to get out of in the first quarter. Our portfolio is markedly better today than it was a year ago, and at some point - we still have a little more work to do, but at some point we're going to slow the rate of outflow of credit and if we can sustain the rate of inflow that we've had in the last six months, the portfolio is going to grow nicely. So we are optimistic about loan growth. We are pleased with our pipeline. We are thrilled with the credit improvements, and we're optimistic that the next few quarters will - the next four quarters will show more loan growth than you've seen in the prior four quarters.

Dan Cardenas: Okay. And so then as we look at this I mean categorically do you see more of the growth coming from the C&I portfolios or... I mean, what do you see as the key drivers here? Is it going to be consumer?

Chuck Sulerzyski: I think C&I will grow. I believe consumer will grow. I think you'll see growth in some auto. I think you actually saw - actually our loan balances grew in mortgage slightly, and we'll look to continue to broaden that out. And we are seeing some very good CRE loans right now, and we continue to want to upgrade our CRE portfolio as we flush out some less desirable credits. If we can replace them with A-tier names we're taking advantage of that opportunity.

Dan Cardenas: And then maybe just a quick comment or two on competition. What is that looking like right now? Is it primarily from the larger institutions? Go from there?

Chuck Sulerzyski: Yeah. I would say that we have the ability to improve our performance irregardless of the competition. But to answer you, we still have lots of operating improvements in our businesses that are within our control. But with respect to the competition, I would say the large regional banks and the large national banks that are in our footprint, those are our best source of customers. That's where we're seeing commercial business where folks are frustrated with the lack of attention and the lack of response. We've - not to give you too many vignettes, but we've actually closed loans before some of those competitors have been able to respond to customers' request. And so I think that nimbleness, that agility is where we're looking to compete. On the smaller end of the market, the local community banks, these are tough times for small banks and I think a lot of them are feeling stressed from earnings pressure from the regulators and I think it's creating less aggressiveness out in the marketplace. I think it's creating opportunities for us in terms of acquisition conversations. So I like where we are. We're big enough that we can matter, be responsive, make a $10 million to $15 million loan, small enough that we can be nimble, yet big enough that we can have the talent to drive the credit performance improvements that you've seen and have the technicians and the experts in-house to satisfy the regulators. So I actually think we're in a pretty sweet spot for a number of years.

Dan Cardenas: Excellent. Excellent. And then just kind of switching gears quickly. On the M&A front, I guess specifically as it applies to the bank side, can you comment a little bit on seller expectations and whether or not they're coming more in line with your thoughts?

Chuck Sulerzyski: I think that there's always a gap and there's always a negotiation and always some arm wrestling. But we've come close a few times. We've walked away from several deals where we weren't satisfied with either the price or the quality. As Ed's comments laid out or in the comments, we laid out what we're looking for in terms of dilution and impact and we're going to stick to that.
We want to do deals that help us from a portfolio perspective and I think we're seeing enough opportunities that we will get some to the finish line, and I think the ones that we do will be meaningfully accretive. And I'm optimistic and I think that we've got a set of disciplines in place, a management team in place, that we have a lot of capability and we have lot of scale here. So I think doing some meaningful acquisitions in the next 12 to 24 months is only going to help us greatly.

Dan Cardenas: Okay. And then just one last question on the M&A front in terms of acquisition strategy, I mean is the goal to remain in smaller towns or are you looking to go into some of the bigger markets?

Chuck Sulerzyski: Dan, I like the markets we're in. I'm not a fan of kind of - if I'm going to get into a fight I'm going to get the skinniest, tiniest looking person I can find and I'm not a fan of going into Columbus and trying to go toe-to-toe with Huntington in their hometown or Chase where they've got 19,000 employees in the town. So I like these B and C tier markets and I like the fact that the PNCs, the Fifth Thirds, the Chases, the Huntingtons, that their talent is two hours away when it comes from larger commercial deals or investments. So you'll see us on the periphery of some large towns but it's going to be awhile before we go into the large towns.

Dan Cardenas: Okay, excellent. And then just one question on credit quality and I'll step back. I just want to make sure TDRs still at zero?

Ed Sloane: TDRs?

Dan Cardenas: Troubled debt restructures, yes.

Ed Sloane: We had no TDRs for the quarter.

Dan Cardenas: Excellent. All right. Thank you guys.

Facilitator: And our next question will come from Bernard Horn of Polaris Capital. Please go ahead.

Bernard Horn: Hi. Good morning and congratulations on a good quarter and a lot of progress.

Chuck Sulerzyski: Thanks Bernie.

Bernard Horn: Most of my question was answered by your response to the competitive environment. But I guess I'm maybe just one other twist on that. Your local market area is kind of - it's not a thriving metropolis market area I guess, and you've also got some good competition from across the river there. Not a large, huge bank but just a good competitive - well, good quality bank. So maybe if you can just give us a sense for what the economic environment is like because it's interesting that most banks have a difficult time trying to increase loan balances and you seem to be able to do it. So is it underlying economic demand that's doing well, that's creating this loan demand or is it just people moving from bank to bank? And then likewise on your side, how much pressure is there to - for you folks on refinancing existing loans that will potentially drive margins down as well?

Chuck Sulerzyski: Bernie I'll take a whack at it. You asked a lot of different questions so if I miss anything come back to me. You're right, United is a very smart, respected competitor and disciplined in their underwriting, which we thoroughly appreciate. By and large our footprint is slow growth, lower average earnings. A surprising number of our counties though, the unemployment rate is lower than the national average right now. Ohio's unemployment rate has dropped significantly. One of the stimulus to that is the oil and gas boom. That has caused some demand, a small amount of our credits have been geared towards that. That's probably the only sign of growth that we have. The rest of it comes from taking business away from the competitors. We think that we have gotten better at that. Part of that has been upgrading talent in all of our lines of business. We have let some folks go who were not producing and we have trained everyone in every line of business on a set of sales disciplines and processes. But also we're really focusing on how to improve the quality of the advice, the quality of the dialog we have with borrowers, with investors, and we think we see improvements.

When we do our line of business reviews every month in every line of business and we look at the metrics that we use to track the drivers to revenue growth, we are seeing more and more positives on the fee income businesses, on new customer acquisition, a decrease on customer attrition. So it's kind of three yards and a pile of dust kind of day after day after day. It's nothing sexy; it's just kind of fundamental trying to outwork the other institutions. So, we will do well. We will do better than we've been doing if the economy stays where it is or even if it declines a little bit. We can execute better than we're executing. I don't think the economy is going to get worse than where it is. I think our execution will improve, and I think that there's a lot of fatigue out there in the marketplace in terms of competitors. Every time we talk to people competitive, particularly the large ones are cutting resources, taking feet off the street, and I think that it gives us more opportunity.

Bernard Horn: That's very helpful. And then just in a lot of markets, the whole rush to refinances just, with rates where they are, kind of endless. Do you have a sense if that's a very big topic in your - among your customers and competitors?

Chuck Sulerzyski: I don't know what it's doing for the competitors. As for us and the costumers, we have seen some mortgage refinancing activity and we have had large mortgage volume in the first quarter of this year. In terms of our commercial loan portfolio, we really have not had too many challenges in terms of being stuck up for rate. I think that the price pressure in the marketplace is greater today than it was 90 days ago or six months ago, but by and large we're not seeing terrible deterioration.

Bernard Horn: Okay, great. That's very helpful. Thanks a lot. That's all I had.

Ed Sloane: Thanks.

Chuck Sulerzyski: Thanks Bernie.

Bernard Horn: Yeah.

Facilitator: And our next question will come from Brian Horey of Aurelian. Please go ahead.

Brian Horey: Hi. I was wondering if you could give any detail on what you consider to be the sweet spot of your acquisition targets from a size standpoint?

Chuck Sulerzyski: Brian, we're looking at a couple of different things. On the bank side, we're looking at banks less than - certainly less than $1 billion. We've looked at a bunch of really tiny banks, sub $200-million banks, and just to kind of give you some examples of some $50 million institutions give or take $10 million, they're running them with, in one case up to 28 people. We'd probably run 'em with six people, seven people. So you look at some of the economics of doing that, picking up an office in a town that's in your footprint, it's not necessarily a bad thing. And then we're looking at other opportunities that are to the higher side of that range that I put out. And so we kind of know where we want to be from a geography standpoint and just looking at opportunities that we think are good strategic fits and position us better for the future.

Brian Horey: Okay. And then you mentioned the Oil & Gas. Can you talk about what part of the footprint that's having the biggest impact on and what do you see there in terms of prospects for growth going forward?

Chuck Sulerzyski: We are - first off in terms of geography, it's in the eastern portion of the - southeastern portion of Ohio. So the - kind of the Cambridge area, we have an office in Cambridge, in Zanesville, they're kind of right in the heart of it. We have branches, some branches throughout it and also in West Virginia. We've seen a lot of money flowing in to clients' hands, long-term residents, farmers, people with acreage. That money is going to use for - quite frankly it's going way too often for my taste to pay down debt. The loans that we've seen that are going the other way are some of the companies that are related to the business. So we're not obviously doing funding of the wells. I mean those are $5 million to $8 million each and those are being done by Chesapeake and other large Fortune 100 companies, but we are funding some of the related ancillary businesses to that. It also had some side benefits for us. In a lot of our communities you see much more volume in restaurants, much more volume in hotels. And some of these places that had been hurting for a number of years, you can't get a hotel room. And so restaurants are busy, hotels are busy. There's a little bit more money flowing in these towns and that has benefits to us.

Brian Horey: Okay. Are you seeing any - on the industrial side any growth from firms that are supports - in a supporting role to the drillers?

Chuck Sulerzyski: We have a couple of organizations but very, very minor. Good customers that - companies that provide pipes for some of that stuff and we've seen some increases there, but for the most part that's been very minor.

Brian Horey: Okay. All right. Thank you.

Chuck Sulerzyski: Thank you.

Facilitator: At this time there are no further questions. Sir do you have any closing remarks?

Chuck Sulerzyski: Yes. Thank you. I want to thank everybody for participating. Please remember that our earnings release and webcast of this call will be archived on peoplesbancorp.com under the Investor Relations section. Thank you for the time and have a good day and we look forward to continuing many good releases for quarters to come.

Facilitator: This will conclude today's conference call. You may now disconnect your line.

END